Exhibit 99.1

Dresser Completes Sale of On/Off Valve Business

DALLAS, TEXAS (Dec. 1, 2005)—Dresser, Inc. announced today that it has completed the previously announced sale of substantially all of its worldwide On/Off valve business to Cooper Cameron Corporation (NYSE: CAM). The sale of the Brazilian portion of the On/Off business is awaiting Brazilian regulatory confirmation of transfer of operating permits and tax documentation, which Dresser expects to be completed in early 2006.

The total purchase price for the On/Off business is $223.8 million, subject to post-closing adjustments, including $21.3 million attributable to the Brazilian operation. The amount attributable to the Brazilian operation will be paid at the time that transaction is closed. Dresser said the net proceeds from the sale will primarily be used to pay down debt.

“The sale of this business will allow us to reduce our financial leverage and focus our time and resources on other products in our portfolio such as Masoneilan® control valves, Consolidated® pressure relief valves, Waukesha® engines, and Wayne® retail fuel dispensing systems, all of which are leading participants in the markets they serve,” said Patrick M. Murray, chairman and chief executive officer of Dresser.

The company has finalized its previously announced goodwill impairment calculation for the On/Off business and expects to record an impairment of approximately $63.8 million in the fourth quarter of 2004, approximately $14 million higher than previously announced. As previously reported, the filing of the company’s 2004 results has been delayed due to a pending restatement.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with a sales presence in more than 100 countries worldwide. The company’s website is www.dresser.com.

Safe Harbor Statement:

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the company’s expectations regarding the accounting treatment of the sale of its On/Off valve business and the timing, value and sale of the Brazilian operations of its On/Off business. Actual results may differ from the expectations described in these forward-looking statements, which are subject to factors that are not in every case under the company’s control.

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Dresser, Inc.

15455 Dallas Parkway, Suite 1100 • Addison, Texas 75001 • phone 972/361-9933 • fax 972/361-9929

Dresser Completes Sale of On/Off Valve Business

Because the information herein is based solely on data currently available at this time, it is subject to change as a result of situations over which the company may have no control or influence, and should not therefore be viewed as an assurance regarding such information. Additionally, the company is not obligated to make public disclosure of such changes unless required to do so under applicable rules and regulations.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com